EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of May ___, 2001  (the “Effective Date”) between Click2learn.com, Inc., a Washington corporation with its principal offices located at 110-110th Avenue N.E., Bellevue, Washington 98004-5840, and/or one or more subsidiaries of Click2learn.com, Inc. (collectively the “Company”) and SRINIVASAN CHANDRASEKAR (“Employee”).

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.          Position

During the term of this Agreement, Company will employ Employee and Employee will serve as an executive officer of the Company with the title of Senior Vice President of Technology.

2.          Duties

Employee will be responsible for all aspects of Click2Learn’s product development, and will have such additional duties as are reasonably determined by the Company consistent with his position asSenior Vice President of Technology.  Employee will comply with and be bound by Company’s operating policies, procedures, and practices from time to time in effect during Employee’s employment.  Employee hereby represents and warrants that he is free to enter into and fully perform this Agreement and the agreements referred to herein without breach of any agreement or contract to which he is a party or by which he is bound.

3.          Exclusive Service

Employee will devote his full professional time and efforts exclusively to this employment and apply all his skill and experience to the performance of his duties and advancing the Company’s interests in accordance with Employee’s experience and skills.  In addition, Employee will not engage in any consulting activity except with the prior written approval of Company, or at the direction of Company, and Employee will otherwise do nothing incompatible with the performance of his duties hereunder.

4.          Term of Agreement

This Agreement will commence on the Effective Date and will continue until the earlier of one year after the Effective Date or when terminated pursuant to Section 7 hereof.  The expiration or termination of this Agreement will not result in the termination of Employee’s employment, but Employee will become an “at will” employee upon such termination or expiration.

5.          Compensation and Benefits

             (a)         Base Salary.     The Company agrees to pay Employee an initial base salary of $100,000 through December 31, 2001.  Effective January 1, 2002 Employee’s base salary will be increased to $150,000 per year.  Employee’s salary will be payable as earned in accordance with Company’s customary payroll practice, which currently is to pay salary on a bi-weekly basis.

             (b)        Additional Benefits.    Employee will be eligible to participate in Company’s employee benefit plans of general application, including without limitation the Company’s 401(k) Plan and those plans covering life, health, disability and dental insurance in accordance with the rules established for individual participation in any such plan and applicable law.  Employee will receive 4 weeks ofpaid vacation per year (consisting of the week from December 25 through January 1 plus three additional weeks to be taken in the discretion of Employee), and in addition will receive such other benefits, including health club membership, holidays and sick leave, as the Company generally provides to its employees holding similar positions as that of Employee.

             (c)         Bonus Plan.  Employee shall be eligible to participate in the Click2learn.com, Inc. 2001 Bonus Plan.   Bonuses are determined based on corporate revenue and operating income.  As SVP of Technology, Employee’s target bonus is 30% of annual base salary, with a maximum bonus of 100% of base salary.

             (d)        Business Expenses.  The Company will reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with the Company’s business, provided that such expenses are deductible to the Company, are in accordance with the Company’s applicable policy and are property documented and accounted for in accordance with the requirements of the Internal Revenue Service.

6.          Proprietary Rights

Employee hereby agrees that concurrently with the execution of this Agreement, Employee will execute Click2learn’s standard form of Employee Invention, Confidentiality, Non-raiding and Noncompetition Agreement (the “Invention Agreement”).

7.          Termination

             (a)         Events of Termination.  Employee’s employment with the Company shall terminate upon any one of the following:

                           (i)          the Company’s determination made in good faith that it is terminating the Employee for “cause” as defined under Section 7(b) below (“Termination for Cause”); or

                           (ii)         the effective date of a written notice sent to Employee stating that the Company is terminating his employment, without cause, which notice can be given by the Company at any time after the Effective Date at the Company’s sole discretion, for any reason or for no reason (“Termination Without Cause”); or

                           (iii)        the effective date of a written notice sent to the Company from Employee stating that Employee is electing to terminate his employment with the Company “Voluntary Termination”).

             (b)        “Cause” Defined.         For purposes of this Agreement, “cause” for Employee’s termination will exist at any time after the happening of one or more of the following events:

                           (i)          a failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company;

                           (ii)         a good faith determination by the Company  that Employee’s performance is unsatisfactory after reasonable notice of the ways in which performance is unsatisfactory and a reasonable opportunity to correct any such deficiencies;

                           (iii)        a failure or refusal in any material respect to perform his duties determined by the Company in accordance with this Agreement or the customary duties of Employee’s employment (except for any failure due to ill health or disability);

                           (iv)       unprofessional, unethical or fraudulent conduct or conduct that materially discredits the Company or is materially detrimental to the reputation, character or standing of the Company;

                           (v)        dishonest conduct or a deliberate attempt to do an injury to the Company;

                           (vi)       Employee’s material breach of a term of this Agreement or the Invention Agreement, including, without limitation, Employee’s unauthorized disclosure or theft of the Company’s proprietary information;

                           (vii)      an unlawful or criminal act which would reflect badly on the Company in the Company’s reasonable judgment; or

                           (viii)     Employee’s death.

8.          Effect of Termination

             (a)         Termination for Cause or Voluntary Termination.       In the event of any termination of this Agreement pursuant to Sections 7(a)(i) or 7(a)(iii), the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination.  Employee’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

             (b)        Termination Without Cause.   In the event of any termination of this Agreement pursuant to Section 7(a)(ii) during the period ending one year after the Effective Date:

                           (i)          the Company shall pay Employee the compensation and benefits otherwise payable to Employee under Section 5 through the date of termination (including a pro rata portion of any bonus compensation that may become payable for the calendar quarter that includes the date of termination, which bonus compensation shall be paid following the end of such calendar quarter);

                           (ii)         for a period ending on the later of one year after the Effective Date or six months following the date of termination, the Company shall continue to pay Employee his base salary under Section 5(a) above at Employee’s then current salary, less applicable withholding taxes, payable on the Company’s normal payroll dates during that period;

                           (iii)        Employee’s rights under the Company’s benefit plans of general application shall be determined under the provisions of those plans.

9.          Miscellaneous

             (a)         Arbitration.      Employee and the Company shall submit to mandatory binding arbitration in Seattle, Washington any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that Employee and the Company retain their right to and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties.  Such arbitration shall be conducted in accordance with the employment dispute arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

             (b)        Severability.     If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain.  Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

             (c)         Remedies.         The Company and Employee acknowledge that the service to be provided by Employee is of special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law.  Accordingly, Employee hereby consents and agrees that for any breach or violation by Employee of any of the provisions of this Agreement including, without limitation, Section 3, a restraining order an/or injunction may be issued against Employee, in addition to any other rights and remedies the Company may have, at law or equity, including without limitation the recovery of money damages.

             (d)        No Waiver.      The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding beach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

             (e)         Assignment.  This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.  The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with the sale, transfer, or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

             (f)         Withholding.   All sums payable to Employee hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

             (g)        Entire Agreement.        This Agreement and the Invention Agreement constitute the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement and the Invention Agreement supersede and cancel any and all previous contracts, arrangements or understandings with respect thereto.

             (h)        Amendment.    This Agreement may be amended, modified, superseded, canceled, renewed or extended only by an agreement in writing executed by both parties hereto.

             (i)          Notices.            All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage prepaid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five days after mailing if sent by U.S. mail, and one day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	110-110th Avenue N.E., Suite 700
Bellevue, WA 98004-5840
Telecopier:	206-637-1540
Attention:	Chairman of the Board of Directors
If to Employee:	Srinivasan Chandrasekar
(at the address on the records of the Company)

             (j)          Binding Nature.            This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

             (k)         Governing Law.            This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Washington, without giving effect to the principles of conflict of laws; provided, however, that if Employee is relocated to another jurisdiction then the laws of such jurisdiction shall apply, and in the event of any claim made following termination, the laws of the jurisdiction where Employee was located on the date of termination shall apply.

IN WITNESS WHEREOF the Company and Employee have executed this Agreement as of the date first above written.

	“COMPANY”	“EMPLOYEE”
CLICK2LEARN.COM, INC.

By:

Srinivasan Chandrasekar
Name

Title: